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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                            MINDARROW SYSTEMS, INC.

                                   ARTICLE I

     The name of the corporation is MindArrow Systems, Inc. (the "Corporation").

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle 19805. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares that this Corporation is authorized to issue is Forty Million (40,000,000). The number of shares of Common Stock authorized to be issued is Thirty Million (30,000,000), par value $.001 per share. The number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000), par value $.001 per share. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of such series. The Board of Directors is hereby further authorized to fix, or alter all or any of, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to fix the number of shares constituting any such series and the designations of such series. The term "fixed for such series" and correlative terms as used in this Article IV shall mean, with respect to any series of Preferred Stock, as stated in a resolution or resolutions lawfully adopted by the Board of Directors in exercise of such authority hereinabove granted.

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                                   ARTICLE V

     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

                                   ARTICLE VI

     The Corporation is to have perpetual existence.

                                  ARTICLE VII

     1.  Limitation of Liability. To the fullest extent permitted by the General
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Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2.  Indemnification. The Corporation may indemnify to the fullest extent
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permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     3.  Amendments. Neither any amendment nor repeal of this Article VII, nor
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the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this
Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                  ARTICLE VIII

     The name and mailing address of the Incorporator are as follows:

                                  Quynh Trinh
                           101 Enterprise, Suite 340
                         Aliso Viejo, California 92656

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     The undersigned Incorporator hereby acknowledges that the above Certificate of Incorporation of MindArrow Systems, Inc. is her act and deed and that the facts stated therein are true.

Dated:  March 31, 2000
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                                                          Quynh Trinh,
                                                          Incorporator

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